Confidentiality Agreement

Party A: Qingdao Zhong Ying Assets Management Co., Ltd.

Party B: Benefactum Alliance Business Consultant (Beijing) Co., Ltd.

Whereas both parties are under negotiation or cooperation and Party A needs to obtain relevant business data and information of Party B, both parties conclude and sign this agreement through friendly negotiation on the principle of mutual benefit and joint development.

Article 1 Definition of confidential data

Confidential data means any data or information of relevant business which is disclosed by Party B to Party A in writing or in any other form and clearly marked or indicated as confidential data (hereinafter referred to as "Confidential Data"), excluding the following data or information which:

(1) is already or will be made public, excluding that which is disclosed by Party B or any representative of Party B without authorization in breaching this agreement;

(2) is not confidential as is already known to Party A before disclosed by Party B to Party A;

(3) is not confidential and provided by Party B, and Party A does not know that any provider (third party) of such data has signed a binding confidentiality agreement with Party A before disclosing such data and Party A has reason to believe that any discloser of such data is not forbidden to provide any other recipients with such data.

Article 2 Responsibilities of both parties

1. As the receiving party, Party A has an obligation to keep confidential data confidential and takes the confidentiality responsibility.

2. Without the written consent of Party B, Party A shall not make public or disclose any confidential data to any third party (including people in press industry) or otherwise use such confidential data. Party A also must procure that any representative of Party A will not make public or disclose any confidential data to any third party (including people in press industry) or otherwise use such confidential data, unless it is necessary and appropriate that both parties shall normally undertake an obligation to make public, disclose or use such confidential data when being engaged in or carrying out the cooperative project work (including the obligation to be undertaken by both parties by law or contract in future).

3. Party A must strictly limit the use of confidential data to the extent that any representative of Party A needs to access such confidential data for the purpose of this agreement.

4. Party A shall not duplicate or reproduce, or intentionally or unintentionally provide to others any confidential data disclosed by Party B or any representative of Party B, except where necessary and with the written consent of Party B.

5. If the cooperative project does not proceed, then Party A shall urge its representative to destroy or return to Party B all the confidential data possessed or controlled by Party A and all documents or other materials containing or embodying confidential data and all copies of such documents or materials within five (5) business days upon receiving written request of Party B at any time. However, Party A may keep one copy of such documents or materials only for the purpose as described in Article 4 hereof without violating this agreement or other terms.

6. Party B shall make its representatives to take care of the confidential date using the same degree of care it would use for its own information of equal importance, but in no event less than reasonable care.

Article 3 Intellectual property right

Any disclosure of confidential data by Party B to Party A or any representative of Party A does not mean that Party B transfers or grants the rights and interests of its trade secret, trademark, patent, technology secret or any other intellectual property to Party A or any representative of Party A, nor does it mean that Party B transfers or grants to Party A or any representative of Party A relevant rights and interests of any trade secret, trademark, patent, technology secret or any other intellectual property which any third party permits Party B to use.

Article 4 Preservation and use of confidential data

1. Party A has the right to preserve necessary confidential data so as to use such confidential data when fulfilling legal obligations undertaken by it in the cooperative project work.

2. Without the consent of Party B, Party A or any representative of Party A shall not use any confidential data to defend any claim, lawsuit, judicial process or accusation, or reply to any subpoena, summons or other legal procedures, relating to any project or matter hereunder.

Article 5 Dispute resolution and applicable law

This agreement is governed and interpreted in accordance with the laws of the People’s Republic of China. Both parties irrevocably agree that any matter, dispute, lawsuit or legal procedure arising from or in connection with this agreement, or any right or obligation of both parties hereunder shall be governed by courts in the People’s Republic of China.

Article 6 Term of agreement

1. This contract becomes effect as from the date on which both parties sign and seal this agreement.

2. This agreement is made in duplicate, and each party holds one copy and both of these copies have the same legal force.

Party A (seal):	Party B (seal):
Legal Representative	Legal Representative
(or authorized representative):	(or authorized representative):

Date: February 03, 2016	Date: February 03, 2016